UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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THE ST. JOE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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On February 16, 2011, The St. Joe Company issued the following press release:

The St. Joe Company
133 South WaterSound Parkway
WaterSound, Florida 32413
866-417-7133
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY COMMENTS
ON FAIRHOLME ANNOUNCEMENT
WaterSound, FL — February 16, 2011 — The St. Joe Company (NYSE: JOE) today issued the following statement in response to Fairholme Funds, Inc.’s (NASDAQ: FAIRX) announcement that it is seeking to remove all of the members of the Company’s Board of Directors and to replace them with Fairholme nominees:
“St. Joe adamantly opposes Fairholme’s efforts to obtain control of the Company without paying a control premium to all other shareholders. If Fairholme and its President, Bruce Berkowitz, want to take control of St. Joe, they should make an offer to all shareholders to buy it.
Since the Fairholme representatives on the St. Joe Board voted to approve the decision to explore financial and strategic alternatives, we believe that Fairholme should support that process by participating in it, rather than seeking to obtain control of the Company through a costly and disruptive proxy contest.
To date, Fairholme has not submitted for consideration any alternative business plan to enhance value for all St. Joe shareholders. If Fairholme and Mr. Berkowitz have an alternative business plan or strategic initiative that they believe to be in the best interests of all of St. Joe shareholders, they should propose it for consideration as part of the Company’s process for reviewing all strategic alternatives.”
Morgan Stanley & Co. Incorporated is serving as financial advisor and Latham & Watkins LLP is serving as legal advisor to the Company.

About St. Joe
The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q.
(c) 2010, The St. Joe Company. “St. Joe”, and the “Taking Flight” design are service marks of The St. Joe Company.
CERTAIN INFORMATION REGARDING PARTICIPANTS
The St. Joe Company, its directors, its director nominees and certain of its officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with a consent solicitation by Fairholme Funds, Inc. and its affiliates. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 23, 2010, and its proxy statement for the 2010 Annual Meeting, which was filed with the SEC on March 29, 2010. To the extent holdings by certain participants of the Company’s securities have changed since the amounts contained in the proxy statement for the 2010 Annual Meeting, such changes have been or will be reflected on Form 4s filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from consent revocation materials, when filed by the Company with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.joe.com.
THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE CONSENT REVOCATON MATERIALS AND OTHER CONSENT OR PROXY SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV. IN ADDITION THE PARTICIPANTS IN THE CONSENT REVOCATION OR PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT REVOCATION OR PROXY STATEMENT, ONCE AVAILABLE, WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE

DIRECTED TO THE PARTICIPANTS’ CONSENT REVOCATION OR PROXY SOLICITOR AT THE TELEPHONE NUMBER INCLUDED IN THE DEFINITIVE CONSENT REVOCATION OR PROXY STATEMENT, ONCE AVAILABLE.
CONTACT:

Investors	Media
David Childers	Joele Frank / Andrew Siegel
The St. Joe Company	Joele Frank, Wilkinson Brimmer Katcher
904-301-4302	212-355-4449
dchilders@joe.com

Dan Burch / Larry Dennedy
MacKenzie Partners
212-929-5748 / 212-929-5239

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